Exhibit (a)(1)(E)
MKS INSTRUMENTS, INC.
FORM OF CONFIRMATION E-MAIL/MEMO TO EMPLOYEES WHO ELECT TO
PARTICIPATE IN OR WITHDRAW FROM THE EXCHANGE OFFER BY FAX OR E-MAIL
Concepts and terms used herein are further described and defined in the Offer to Exchange Certain Stock Options for Restricted Stock Units dated August 3, 2009, referred to herein as the exchange offer. Please read the exchange offer in its entirety.
I. Confirmation E-mail/Memo to Employees who Elect to Participate in the Exchange Offer by Fax or E-Mail
Subject: Confirmation of Election to Participate in Option Exchange Program
From: Marlene Maffe
Dear [Employee Name],
          MKS has received your election to have some or all of your outstanding options cancelled in exchange for Restricted Stock Units (RSUs), as follows:

Option Grant Number	Grant Date

     If you change your mind, you may withdraw your election by submitting a withdrawal through the exchange offer website at https://mks.optionelection.com. You also may withdraw your election by submitting a properly signed and completed paper Withdrawal Form by fax or e-mail (via PDF or similar imaged document file) by 11:59 p.m., Eastern Time, on August 28, 2009, unless we extend the exchange offer, to:
Marlene Maffe
E-Mail: marlene_maffe@mksinst.com
Fax: (978) 557-5124
     Only responses that are complete and actually received by MKS (whether via the exchange offer website or via fax or e-mail) by the expiration time will be accepted. Responses submitted by any other means, including hand delivery, interoffice, U.S. mail (or other post) and Federal Express (or similar delivery service) are not permitted. The delivery of all documents, including election forms and withdrawal forms, is at your risk. If you make an election or withdrawal via the exchange offer website, you will receive a website confirmation. If you make an election or withdrawal via fax or e-mail, MKS will confirm the receipt of your election or withdrawal within two business days. If you have not received a confirmation, it is your responsibility to send an e-mail to Marlene Maffe at marlene_maffe@mksinst.com or call (978) 645-5654.
     Please note that our receipt of your election is not by itself an acceptance of the eligible options for exchange. For purposes of the exchange offer, MKS will be deemed to have accepted options for exchange that are validly tendered and not properly withdrawn when MKS gives written notice to the eligible employee of its acceptance for exchange of such options, which notice may be made by e-mail or other method of communication.

     The full terms of the exchange offer are described in (1) the exchange offer, (2) the Election Form and (3) the Withdrawal Form. You may access these documents on the exchange offer website at https://mks.optionelection.com or through the SEC website at http://www.sec.gov.
II. Confirmation E-mail/Memo to Employees who Submit a Withdrawal Form by Fax or E-Mail
Subject: Confirmation of Withdrawal From Option Exchange Program
From: Marlene Maffe
Dear [Employee Name],
     MKS has received your Withdrawal Form, by which you withdrew from the MKS Instruments offer to exchange some or all of your eligible outstanding options for restricted stock units (RSUs), as follows:

Option Grant Number	Grant Date

     If you change your mind and decide you would like to participate in the exchange offer, you may submit a new election through the exchange offer website at https://mks.optionelection.com. You also may make an election by submitting a properly signed and completed paper Election Form by fax or e-mail (via PDF or similar imaged document file) by 11:59 p.m., Eastern Time, on August 28, 2009, unless we extend the exchange offer, to:
Marlene Maffe
E-Mail: marlene_maffe@mksinst.com
Fax: (978) 557-5124
     Only responses that are complete and actually received by MKS (whether via the exchange offer website or via fax or e-mail) by the expiration time will be accepted. Responses submitted by any other means, including hand delivery, interoffice, U.S. mail (or other post) and Federal Express (or similar delivery service) are not permitted. The delivery of all documents, including election forms and withdrawal forms, is at your risk. If you make an election or withdrawal via the exchange offer website, you will receive a website confirmation. If you make an election or withdrawal via fax or e-mail, MKS will confirm the receipt of your election or withdrawal within two business days. If you have not received a confirmation, it is your responsibility to send an e-mail to Marlene Maffe at marlene_maffe@mksinst.com or call (978) 645-5654.
     The full terms of the exchange offer are described in (1) the exchange offer, (2) the Election Form and (3) the Withdrawal Form. You may access these documents on the exchange offer website at https://mks.optionelection.com or through the SEC website at http://www.sec.gov.